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                                                                   Exhibit 10.21


                         AGREEMENT OF PURCHASE AND SALE

                                 BY AND BETWEEN

                           ROBERT MARTIN COMPANY, LLC

                                       AND

                       MACK-CALI REALTY ACQUISITION CORP.

                             DATED AS OF MAY 1, 2002

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                         AGREEMENT OF PURCHASE AND SALE


         THIS AGREEMENT OF PURCHASE AND SALE (this "AGREEMENT") is made as of this 1st day of May, 2002 (the "Effective Date"), by and between ROBERT MARTIN COMPANY, L.L.C., a New York limited liability company having an address at 100 Clearbrook Road, Elmsford, New York 10523 ("RMC ") and MACK-CALI REALTY ACQUISITION CORP., a Delaware corporation having an address c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 ("MACK-CALI").

                              W I T N E S S E T H:

         WHEREAS, RMC desires to sell, and Mack-Cali desires to purchase, all of RMC's right, title and interest in and to the Property (as hereinafter defined), subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       SUBJECT OF THE SALE AND PURCHASE

         Subject to the terms and conditions set forth in this Agreement, RMC hereby agrees to sell, and Mack-Cali hereby agrees to purchase, all of RMC's right, title and interest in and to the following:

             (a) The real property consisting of approximately 118,387 square feet as shown on the site plan entitled "SWEP- 250 Corp. Blvd. South Approximate Property Line" attached hereto as Exhibit A (the "REAL PROPERTY"). A legal description of the Real Property shall be prepared by the surveyor preparing a survey of the Real Property for Mack-Cali (as provided in Section 3.1(d) hereof);

             (b) all buildings, structures, fixtures, parking areas and other improvements located on the Real Property (the
                   "IMPROVEMENTS");

             (c) any and all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments and appurtenances

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                   of any nature whatsoever, in any way belonging, relating or pertaining to the Real Property and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Real Property, to the center line thereof (collectively, the "EASEMENTS");

             (d) any and all approvals, permits, licenses and agreements, including but not limited to environmental permits, subdivision approvals, development agreements, site plans and approvals relating to the development and use of the Real Property, and specifically including any and all plans, specifications, architectural and engineering drawings, warranties, and guaranties held by RMC (collectively, the "PERMITS AND LICENSES"), and any and all contracts and agreements for the servicing and maintenance of the Real Property (collectively, the "SERVICE CONTRACTS", together with the Permits and Licenses, the "INTANGIBLE PROPERTY");

             (e) any and all trademarks and tradenames used or useful in connection with the Real Property (including but not limited to any other name[s] by which the Property is commonly known) and all goodwill, if any, related to said names, all for which Mack-Cali shall have the sole and exclusive rights (collectively, the "TRADENAMES");

             (f) any and all promotional materials, marketing materials, brochures, photographs (collectively, the "PROMOTIONAL MATERIALS"), books, records, files, statements, tax returns, market studies, plans, specifications, reports, tests and other materials of any kind owned by or in the possession of RMC which are or may be used by RMC in the development and use of the Real Property (collectively, and together with the Promotional Materials, the "BOOKS AND RECORDS");

             (g) any and all awards or payments, including interest thereon, which may heretofore and hereafter be made with respect to the Real Property, whether from the exercise of the right of eminent domain or for a change of grade or for any other injury to or decrease in the value of the Real Property; and

             (h) all other rights, interests and privileges (if any) held by RMC in any way related to the rights and interests described above in this Section.

         The Real Property, Improvements, Easements, the Intangible Property, the Tradenames, the Books and Records, and all other interests in the Real Property held by RMC, shall hereinafter be collectively referred to as the ("PROPERTY").

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2.       CONSIDERATION FOR THE PURCHASE AND SALE

         2.1 As consideration for the assignment (the "CONSIDERATION"), Mack-Cali shall pay to RMC on the Closing Date (as defined in Section 8.1) the amount of One Million ($1,000,000.00) Dollars. The Consideration shall be paid by the wiring of federal funds to such bank account as RMC shall designate in writing at least two (2) business days prior to the Closing Date.

3.       TITLE MATTERS TO WHICH THE REAL PROPERTY IS SUBJECT

         3.1 The Property shall be sold to Mack-Cali subject to the following (collectively, the "PERMITTED ENCUMBRANCES"):

                   (a) the lien of real estate taxes, personal property taxes, water charges, and sewer charges, provided the same are not due and payable, but subject to adjustment as provided herein;

                   (b) those restrictions, covenants, agreements, easements, and other matters affecting title to the Property as set forth in the Title Commitment (as defined in Section 3.2), provided same do not impair the use of the Property as intended by Mack-Cali and do not render the fee interest uninsurable at standard rates;

                   (c) any and all laws, statutes, ordinances, codes, rules, regulations, requirements, or executive mandates affecting the Property as of the date hereof, except for engineering or institutional controls (including, without limitation, a deed notice or declaration of environmental restrictions, a groundwater classification exception area, or well restriction area) affecting the Property; and

                   (d) the state of facts which a survey of the Property would actually show (said survey to be ordered by Mack-Cali at its sole cost and expense), provided such state of facts do not impair the use of the Property as intended by Mack-Cali and do not render the fee interest uninsurable at standard rates.

         3.2 Mack-Cali shall cause any title company licensed to do business in the State of New York (the "TITLE COMPANY") to prepare a title search and commitment for a fee insurance policy (the "TITLE COMMITMENT") and shall cause a copy of the same to be delivered to counsel for RMC. If any defects, objections or exceptions in the title to the Property appear in the Title Commitment (other than the Permitted Encumbrances) which Mack-Cali is not required to accept under the terms of this Agreement, RMC agrees to use good faith efforts to cure the same prior to the Closing, and in any event to cure, at its expense, the following: (a) judgments against RMC, (b) mortgages and other liens which can be satisfied by the payment of a liquidated amount, and
(c) defects, objections or exceptions which can be removed by payments not to exceed, in the aggregate, three (3%) percent of the Consideration. RMC, in its discretion,

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may adjourn the Closing for up to sixty (60) days in order to eliminate unacceptable defects, objections or exceptions. If, after complying with the foregoing requirements, RMC is unable to eliminate all unacceptable defects, objections or exceptions in accordance with the terms of this Agreement on or before such adjourned date for the Closing, Mack-Cali shall elect either (x) to terminate this Agreement by notice given to the RMC, in which event the provisions of Section 3.5 shall apply, or (y) to purchase the Property subject to such unacceptable defects, objections or exceptions with no credit against or reduction in the Consideration. RMC agrees and covenants that it shall not voluntarily place any defects, objections or exceptions to title to the Property from and after the date of the first issuance of the Title Commitment for the Property.

         3.3 (a) It shall be a condition to Closing that RMC sell, and that the Title Company insure, at a standard rate for such insurance, the fee interest in the Real Property equal to the amount of the Consideration in the name of Mack-Cali or its designees, after execution and delivery of the Deed as defined in Section 8.2(a), by a standard fee insurance policy, with endorsements as may be available and are required by Mack-Cali, free and clear of all liens, encumbrances and other matters, other than the Permitted Encumbrances (the "TITLE POLICY"). The Title Company shall provide affirmative insurance that (i) none of the Permitted Encumbrances have been violated, and that any future violation thereof will not result in a forfeiture or reversion of fee title,
(ii) Mack-Cali's contemplated use of the Property will not violate the Permitted Encumbrances; and (iii) the exception for taxes shall apply only to the current taxes not yet due and payable as of the Closing Date.

                   (b) RMC shall provide such affidavits (including title affidavits and survey affidavits of no change) and undertakings as the Title Company may reasonably require. In addition, if the Title Commitment discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of RMC, RMC shall, upon request, deliver to the Title Company affidavits showing that such judgments, bankruptcies or other returns are not against RMC or any of its affiliates. Upon request by Mack-Cali, RMC shall deliver any affidavits and documentary evidence as reasonably required by the Title Company to eliminate the standard or general exceptions in the Title Policy.

                   (c) The words "insurable title" and "insurable" as used in this Agreement are hereby defined to mean title, which is insurable at standard rates (without special premium) by the Title Company without exception other than the Permitted Encumbrances and the standard printed policy and survey exceptions.

         3.4 Any unpaid taxes, water charges, sewer rents and assessments, together with the interest and penalties thereon, to a date not less than seven
(7) business days following the Closing Date (in each case subject to any applicable apportionment), together with the cost of recording or filing of any instruments necessary to discharge such liens and such judgments, shall be paid at the Closing by RMC. On the Closing Date, RMC shall deliver to Mack-Cali instruments in recordable form sufficient to discharge any liens which RMC is obligated to pay and discharge pursuant to the terms of this Agreement.

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         3.5       If RMC is unable to convey the Property in accordance with the terms of this Agreement, then Mack-Cali shall, as its sole and exclusive remedy, have the right to terminate this Agreement. In such event, neither party shall have any further rights or obligations hereunder other than those which are expressly stated herein to survive any such termination, and RMC shall reimburse Mack-Cali for all charges incurred by reason of (a) examining the title to the Property, (b) any appropriate additional municipal searches made in accordance with this Agreement, and (c) the survey and survey inspection charges, which reimbursement obligation shall survive the termination of this Agreement.

4.       REPRESENTATIONS AND WARRANTIES OF RMC

         4.1 In order to induce Mack-Cali to perform as required hereunder, RMC represents and warrants the following:

                   (a) RMC is a duly organized and validly existing limited liability company organized under the laws of the State of New York, and has all requisite power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to convey the Property in accordance with the terms and conditions hereof. All necessary actions of the partners of RMC to confer such power and authority upon the person(s) executing this Agreement and all documents, which are contemplated by this Agreement on its behalf, have been taken.

                   (b) This Agreement, when duly executed and delivered, shall be the legal, valid and binding obligation of RMC, enforceable in accordance with the terms of this Agreement. The performance by RMC of its duties and obligations under this Agreement and the documents and instruments to be executed and delivered by it hereunder will not conflict with, or result in a breach of, or default under, any provision of any of the organizational documents of RMC or any agreements, instruments, decrees, judgments, injunctions, orders, writs, laws, rules or regulations, or any determination or award of any court or arbitrator to which RMC is a party or by which its assets are or may be bound.

                   (c) To RMC's knowledge, no condition exists which, with the passage of time or the giving of notice or both, shall become a violation of law. As of the date hereof, there are no leases, tenancy or occupancy agreements affecting the Property, and there are no other agreements which confer upon any tenant or any other person or entity any rights with respect to the Property.

                   (d) As of the date hereof, no work has been performed (by, or by direction of RMC) at the Property which would require an amendment or any other change to the Permit and Licenses, and any and all work which may be performed at the Property from the date hereof to the Closing Date shall be in accordance with the rules, laws and regulations of all applicable authorities. Any bills and claims for labor performed and materials furnished to or for the benefit

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of the Property (by, or under the direction of RMC) shall be paid in full by RMC on the Closing Date.

                   (e) There are, to RMC's knowledge, no service contracts, union contracts, employment agreements or other agreements affecting the Property or the operation thereof except as disclosed on SCHEDULE 4.1(c).

                   (f) The Permits and Licenses include all certificates, licenses, permits and authorizations (including, without limitation, any Permits and Licenses relating to any environmental matters) necessary to properly subdivide and improve the Property and to operate and use said improvements, all of which Permits and Licenses are listed on SCHEDULE 4.1(f), along with the expiration dates of the same. RMC has not received any notice that any of the Permits and Licenses are subject to, or in jeopardy of, revocation or non-renewal. RMC is current in the payment of any fees required to be paid for the Permits and Licenses. All Permits and Licenses are in full force and effect; are transferable without additional payment by Mack-Cali; and shall, at Closing, be transferred to Mack-Cali by RMC.

                   (g) There are, to the knowledge of RMC, no actions, suits, labor disputes, litigation or proceedings currently pending or threatened against or related to RMC or to all or any part of the Property, the environmental condition thereof, or the operation thereof, nor does RMC know of any basis for any such action.

                   (h) To RMC's knowledge, there are no outstanding requirements or recommendations by (i) the insurance company(s) currently insuring the Property; (ii) any board of fire underwriters or other body exercising similar functions, or (iii) the holder of any mortgage encumbering any of the Property, which require or recommend any repairs or work to be done on the Property.

                   (i) RMC has received no written notice and has no knowledge of (i) any pending or contemplated annexation or condemnation proceedings, or private purchase in lieu thereof, affecting or which may affect the Property or any part thereof, (ii) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of the Property, (iii) any proposed or pending special assessments affecting the Property or any portion thereof,
(iv) any penalties or interest due with respect to real estate taxes assessed against the Property, and (v) any proposed change(s) in any road or grades with respect to the roads providing a means of ingress and egress to the Property. RMC agrees to furnish Mack-Cali with a copy of any such notice received within two (2) business days after its receipt.

                   (j) RMC has provided Mack-Cali with all reports, including, without limitation, the Environmental Documents as defined in Section 4.2(b)(iv), in RMC's possession or under its control related to the physical condition of the Property.

                   (k) RMC has no knowledge of any violations or any notices, suits, investigations or judgments relating to any violations of any laws, ordinances or regulations (including, without limitation, Environmental Laws as defined in Section 4.2(b)(v)) affecting the

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Property, or any violations or conditions which may give rise thereto, and has no reason to believe that any agency, board, bureau, commission, department, office or body of any municipal, county, state or federal governmental unit, or any subdivision thereof, having, asserting or acquiring jurisdiction over all or any part of the Property or the management, operation, use or improvement thereof (collectively, the "GOVERNMENTAL AUTHORITIES") contemplates the issuance thereof, and to RMC's knowledge, there are no outstanding orders, judgments, injunctions, decrees, directives or writs of any Governmental Authorities against or involving RMC or the Property.

                   (l) There are no employees of RMC working at or in connection with the Property or union agreements affecting the Property as of the date hereof, nor shall any such agreements affect the Property as of the Closing Date.

                   (m) There are no obligations in the nature of a leasing commission due and owing from RMC with respect to the Property or any leases related thereto.

                   (n) RMC has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by RMC's creditors, suffered the appointment of a receiver to take possession of all or substantially all of RMC's assets, suffered the attachment or other judicial seizure of all or substantially all of RMC's assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

                   (o) To RMC's knowledge, there are no engineering or institutional controls at the Property designed to address the Discharge of Contaminants (both terms as defined in Section 4.2(b)) at the Property or required by Environmental Laws or Governmental Authorities, including without limitation any deed notice, declaration of environmental restriction, groundwater classification exception area, well restriction area or other notice or use limitations pursuant to Environmental Laws.

                   (p) RMC has no knowledge that any part of the Property has been designated as wetlands under the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ., the Freshwater Wetlands Act, N.Y. Envtl. Conserv. Law, Section 24-0101 ET SEQ., the Tidal Wetlands Act, N.Y. Envtl. Conserv. Law
Section 25-0101, or any applicable local law or regulation promulgated pursuant to any of the foregoing.

                   (q) RMC does not own or operate any property which any Governmental Authority has demanded, in writing addressed to and received by RMC or any of its affiliates, counsel or agents, be cleaned up and which has not been cleaned up.

                   (r) RMC has paid all Taxes (as hereinafter defined) due and payable prior to the Closing, and has filed all returns and reports, if any, required to be filed prior to the Closing for which Mack-Cali could be held liable. There are no audits or other proceedings by any Governmental Authorities pending or to RMC's knowledge, threatened with respect to the Taxes for which Mack-Cali could be held liable. No assessment of Taxes is proposed against RMC

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(including any predecessor entities) or the Property. RMC is not party to, and has no liability under (including liability with respect to a predecessor entity) any indemnification, allocation or sharing agreement with respect to Taxes. "TAXES" shall mean all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges or assessments), whether or not measured in whole or in part by net income, and shall include (i) deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and (ii) expenses associated with contesting any proposed adjustment related to any of the foregoing.

                   (s) There are no proceedings presently pending for a reduction in the assessed valuation of the Property, and no such proceeding shall be commenced or settled by RMC without Mack-Cali's prior written consent.

                   (t) No representation or warranty made by RMC contained in this Agreement, and no statement contained in any document, certificate, Schedule or Exhibit furnished or to be furnished by, or on behalf of, RMC to Mack-Cali or any of Mack-Cali's designees or affiliates pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate, Schedule or Exhibit.

         4.2 In addition to the provisions of Section 4.1, RMC hereby represents and warrants the following with respect to environmental matters:

                   (a) Except as disclosed on SCHEDULE 4.2(a):

                       (i) To RMC's knowledge, there are no Contaminants on, under, at, emanating from or affecting the Property, which would allow a Governmental Authority to demand that a cleanup be undertaken;

                       (ii)     To RMC's knowledge, it has not received any
Section 104(e) informational request issued pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601 ET SEQ.;

                       (iii) To RMC's knowledge, there is no asbestos or asbestos containing material on the Property requiring remediation under Environmental Laws;

                       (iv) To RMC's knowledge, all pre-existing above-ground storage tanks and Underground Storage Tanks and vessels, if any, at the Property have been removed and their contents disposed of in accordance with and pursuant to all applicable Environmental Laws;

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                       (v)      To RMC's knowledge, the Property has not been
used as a solid waste management facility as defined in the New York Environmental Conservation Law ("ECL") Section 27-0701 ET SEQ.;

                       (vi) To RMC's knowledge, RMC has all required environmental certificates, licenses and permits (collectively, "PERMITS"), and there is no violation of any statute, ordinance, rule, regulation, order, code, directive or requirement (including, without limitation, Environmental Laws) with respect to any Permit or any pending application for any Permit;

                       (vii) RMC has not and shall not knowingly permit any person or entity to engage in any activity on the Property in violation of Environmental Laws; and

                       (viii) To RMC's knowledge, the Property is in material compliance with Environmental Laws.

                   (b) The following terms shall have the following meanings when used in this Agreement:

                       (i) "CONTAMINANTS" shall include, without limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, as defined or referred to in the Tank Laws (as defined below); the ECL; the New York State Navigation Law; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 ET SEQ.; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 ET SEQ.; and the Water Pollution and Control Act, 33 U.S.C. Section 1251 ET SEQ.; together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof, as well as words of similar purport or meaning referred to in any other applicable federal, state, county or municipal environmental statute, ordinance, code, rule or regulation, including, without limitation, radon, lead, asbestos, polychlorinated biphenyls, urea formaldehyde and petroleum products and petroleum-based derivatives.

                       (ii) "DISCHARGE" shall mean the releasing, spilling, leaking, leaching, disposing, pumping, pouring, emitting, emptying, treating or dumping of Contaminants at, into, onto or migrating from or onto the Property, regardless of whether the result of an intentional or unintentional action or omission.

                       (iii) "DEC" shall mean the New York Department of Environmental Conservation or its successor.

                       (iv) "ENVIRONMENTAL DOCUMENTS" shall mean all environmental documentation in the possession or under the control of RMC concerning the Property, or its environs, including without limitation, all sampling plans, cleanup plans, preliminary assessment plans and reports, site investigation plans and reports, remedial investigation plans and reports, remedial action plans and reports, or the equivalent, sampling results, sampling result reports, data, diagrams, charts, maps, analysis, conclusions, quality assurance/quality control documentation, correspondence to or from any Governmental Authority, submissions to any Governmental

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Authority and directives, orders, approvals and disapprovals issued by any
Governmental Authority.

                       (v) "ENVIRONMENTAL LAWS" shall mean each and every applicable federal, state, county or municipal statute, ordinance, rule, regulation, order, code, directive or requirement of any Governmental Authority in any way related to Contaminants.

                       (vi) "GOVERNMENTAL AUTHORITY" shall mean the federal, state, county or municipal government, or any department, agency, bureau or other similar type body obtaining authority therefrom, or created pursuant to any law.

                       (vii) "NOTICE" shall mean, in addition to its ordinary meaning, any written communication of any nature, whether in the form of correspondence, memoranda, order, directive or otherwise.

                       (viii) "TANK LAWS" shall mean the New York Bulk Storage Law, ECL Section 17-1743, the New York Hazardous Substances Bulk Storage Act, ECL Section 40-0101 ET SEQ., and the federal Underground Storage Tank Law (Subtitle I) of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 ET SEQ., together with any amendments thereto, regulations promulgated thereunder, and all substitutions thereof, and any successor legislation and regulations.

                       (ix) "UNDERGROUND STORAGE TANK" shall mean each and every "underground storage tank," whether or not subject to the Tank Laws, as well as the "monitoring system," the "leak detection system," the "discharge detection system" and the "tank system" associated with the "underground storage tank," as those terms are defined by the Tank Laws.

         4.3 All representations and warranties made by RMC in this Agreement shall not be merged in the execution and delivery of the Deed and shall instead survive the Closing Date for a period of one (1) year. RMC agrees to indemnify and defend and to hold Mack-Cali harmless from and against any and all claims, liabilities, losses, deficiencies, and damages, as well as reasonable expenses (including attorneys, consulting and engineering fees), and interest and penalties related thereto, incurred by Mack-Cali by reason of or resulting from any breach, inaccuracy, incompleteness or nonfulfillment of the representations, warranties, covenants and agreements of RMC contained in this Agreement. In no event shall RMC's liability on account of a failure of a representation or warranty exceed $250,000 in the aggregate, unless the same results from the gross negligence or willful misconduct of RMC. In addition, Mack-Cali shall not be entitled to make a claim against RMC from and after the Closing if any senior executive officer of Mack-Cali or its affiliates had actual knowledge of the matter which is the subject of the failure of such representation or warranty.

         4.4 Mack-Cali acknowledges and agrees that, except as provided in this Agreement, RMC has not made any representations or warranties of any kind or character whatsoever, whether express or implied, with respect to the Property and that, except as provided in this Agreement, Mack-Cali accepts the Property in its "AS IS" condition. Mack-Cali acknowledges that it is not in a significantly disparate bargaining position with respect to RMC in connection

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with the transaction contemplated by this Agreement and that Mack-Cali was represented by legal counsel in connection with this transaction.

5.       REPRESENTATIONS AND WARRANTIES OF MACK-CALI

         5.1 In order to induce RMC to perform as required hereunder, Mack-Cali hereby warrants and represents the following:

                   (a) Mack-Cali is a duly organized and validly existing corporation organized under the laws of the State of Delaware and is authorized to do business in the State of New York, has all requisite power and authority to execute and deliver this Agreement and all other documents and instruments to be executed and delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to purchase the Property in accordance with the terms and conditions hereof. All necessary actions of Mack-Cali to confer such power and authority upon the person(s) executing this Agreement and all documents, which are contemplated by this Agreement on its behalf, have been taken.

                   (b) This Agreement, when duly executed and delivered, will be the legal, valid and binding obligation of Mack-Cali, enforceable in accordance with the terms of this Agreement. The performance by Mack-Cali of its duties and obligations under this Agreement and the documents and instruments to be executed and delivered by it hereunder will not conflict with, or result in a breach of, or default under, any provision of any of the organizational documents of Mack-Cali or any agreements, instruments, decrees, judgments, injunctions, orders, writs, laws, rules or regulations, or any determination or award of any court or arbitrator, to which Mack-Cali is a party or by which its assets are or may be bound.

         5.2 All representations and warranties made by Mack-Cali in this Agreement shall not be merged in the delivery of the Deed and shall survive the Closing Date for a period of one (1) year. From and after the Closing, Mack-Cali agrees to indemnify and defend RMC, and to hold RMC harmless, from and against any and all claims, liabilities, losses, deficiencies and damages as well as reasonable expenses (including attorney's, consulting and engineering and other professional and expert fees), and interest and penalties related thereto, incurred by RMC, by reason of or resulting from any breach, inaccuracy, incompleteness or nonfulfillment of the representations, warranties, covenants and agreements of Mack-Cali contained in this Agreement.

         5.3 RMC acknowledges that it is not in a significantly disparate bargaining position with respect to Mack-Cali in connection with the transaction contemplated by this Agreement and that RMC was represented by legal counsel in connection with this transaction.

6.       COVENANTS OF RMC

         6.1 RMC covenants and agrees that between the date hereof and the Closing Date, it shall perform or observe the following:

                   (a) RMC shall not defer taking any actions or spending any of its funds or otherwise manage the Property differently (other than in the ordinary course of business) on account of the pending sale to Mack-Cali.

                   (b) RMC shall, at its sole cost and expense and in a manner reasonably satisfactory to Mack-Cali, take such action as may be necessary (including but not limited to subdivision of the Land) to cause the Property to be assessed as a separate tax lot. Notwithstanding anything to the contrary in this Agreement, in the event that subdivision of the Land shall be required so to cause the Property to be assessed as a separate tax lot, RMC shall (i) bear the cost of the survey of the Property, (ii) cause the surveyor to update the survey as of the Closing Date, and (iii) have the general survey exception removed from the Title Policy and the survey affirmatively insured to Mack-Cali.

                   (c) RMC shall not cause or permit its interest in the Property to be alienated, mortgaged, licensed, encumbered or otherwise transferred.

                   (d) RMC shall make all required payments under any mortgage affecting its interest in the Property within any applicable grace period but without reimbursement by Mack-Cali therefor.

                   (e) Up to and including the Closing Date, RMC shall maintain and keep such hazard, liability and casualty insurance policies in full force and effect in such amounts and covering such risks sufficiently to protect the Property and to protect, to a reasonable and prudent extent, the owner of the Property, in such amounts as are required so as not to be deemed a co-insurer, and for actual replacement cost, against any loss, damage, claim or liability.

                   (f) All violations of statutes, ordinances, rules, regulations, orders, codes, directives or requirements affecting the Property, whether or not such violations are now noted in the records of or have been issued by any Governmental Authorities (other than those caused by the actions of Mack-Cali or its employees, affiliates or agents or the employees or agents of its affiliates) shall be complied with by RMC prior to the Closing, and RMC's interest in the Property shall be conveyed free of any such violations (including, without limitation, violations of Environmental Laws).

                   (g) In addition to the foregoing, RMC shall:

                       (i) promptly notify Mack-Cali of, and promptly deliver to Mack-Cali, a certified true and complete copy of any Notice as defined in Section 4.2(b)(vii) which RMC may receive, on or before the Closing Date, from any Governmental Authority concerning a violation of Environmental Laws or Discharge of Contaminants;

                       (ii) contemporaneously with the signing and delivery of this Agreement, and subsequently, promptly upon receipt by RMC or its representatives, deliver to

Mack-Cali a certified true and complete copy of all Environmental Documents; and

                       (iii) without any cost or expense to RMC, cooperate with Mack-Cali in all reasonable respects in connection with the submission to and approval by, the requisite municipal authorities of all plans, specifications, designs, surveys and studies required for the construction on the Property of the improvements contemplated by Mack-Cali, including, without limitation, the making of such submissions in RMC's name.

                       (g) RMC and Mack-Cali shall cooperate in good faith to enter into reciprocal easement agreements which will provide for, among other things, shared parking, access across the other parties' property and such other matters as the Land and the Development Sites and Real Property (as defined in the Contribution and Exchange Agreement made the 24th day of January, 1997 between Robert Martin Company, LLC, RM Eastview, Cali Realty, L.P.and Cali Realty Corporation) associated therewith may reasonably require for the use of either parties' property, subject to the Development Standards (as defined in the Contribution and Exchange Agreement). The creation of such easements shall be deemed to include the extension of Road, Drainage, Sewer and Water Easements (as defined in the South Westchester Executive Park Maintenance Association Declaration).

         This Section shall not be merged in the execution and delivery of the Assignment and shall instead survive the Closing Date and the delivery of the Assignment.


7.       EVALUATION PERIOD

         7.1 For a period ending at 5:00 p.m. Eastern Time sixty (60) days after the Effective Date (the "EVALUATION PERIOD"), Mack-Cali and its authorized agents and representatives (for purposes of this Section 7, the "LICENSEE PARTIES") shall have the right to enter upon the Property at all reasonable times during normal business hours to perform an inspection of the Property. Mack-Cali will provide to RMC notice of the intention of Mack-Cali or the other Licensee Parties to enter the Property at least 24 hours prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made and with whom any Licensee Party will communicate. At RMC's option, RMC may be present for any such entry and inspection. Notwithstanding anything to the contrary contained herein, no physical testing or sampling shall be conducted during any such entry by Mack-Cali or any Licensee Party upon the Property without RMC's specific prior written consent.

         7.2 During the Evaluation Period, Mack-Cali and the Licensee Parties shall have the right to review and inspect, at Mack-Cali's sole cost and expense, all of the following which, to RMC's knowledge, are in RMC's possession or control (collectively, the "DOCUMENTS"): all existing environmental reports and studies of the Property that have been prepared for RMC (which Mack-Cali shall have the right to have updated at Mack-Cali's sole cost and expense), real estate tax bills, together with assessments (special or otherwise), ad valorem and personal property tax bills, covering the period of RMC's ownership of the Property, and Permits and Licenses.

         7.3 In the event that Mack-Cali determines, after its inspection of the Documents and Property, that it does not want to proceed with the transaction as set forth in this Agreement, Mack-Cali shall have the right to terminate this Agreement by providing written notice to RMC prior to the expiration of the Evaluation Period. In the event Mack-Cali terminates this Agreement in accordance with this Section 7.3, or under any other right of termination as set forth herein, this Agreement shall be null and void and the parties shall have no further obligation to each other. In the event this Agreement is terminated, Mack-Cali shall return to RMC all copies Mack-Cali has made of the Documents and all copies of any studies, reports or test results regarding any part of the Property obtained by Mack-Cali, before or after the execution of this Agreement, in connection with Mack-Cali's inspection of the Property promptly following the time this Agreement is terminated for any reason.

8.       CLOSING

         8.1 The consummation of the transaction contemplated hereunder (the "CLOSING") shall take place at the offices of Mack-Cali Realty Corporation located at 100 Clearbrook Road, Elmsford, New York, (i) five (5) business days after the expiration of the Evaluation Period or (ii) earlier upon five (5) business days following notice by Mack-Cali to RMC at any time before the expiration of the Evaluation Period (the "CLOSING DATE").

         8.2 On the Closing Date, RMC shall, at its sole cost and expense, deliver or cause to be delivered to Mack-Cali the following:

                   (a) a bargain and sale deed with covenants against grantor's acts in the standard form (the "DEED"), duly executed and acknowledged by RMC;

                   (b) an affidavit, and such other document or instruments required by the Title Company, executed by RMC certifying (i) against any work done or supplies delivered to the Property which might be grounds for a materialman's or mechanic's lien under or pursuant to the laws of the State of New York, in form sufficient to enable the Title Company to affirmatively insure Mack-Cali against any such lien, and (ii) that the signature(s) on the Deed is/are sufficient to bind RMC and convey the Property to Mack-Cali;

                   (c) affidavits and other instruments (including but not limited to all organizational documents of RMC, including operating agreements, filed copies of limited liability certificates, articles of organization, and good standing certificates) reasonably requested by Mack-Cali and the Title Company evidencing the power and authority of RMC to enter into this Agreement and any documents to be delivered hereunder, and the enforceability of the same;

                   (d) a certificate indicating that the representations and warranties of RMC made in this Agreement are true and correct in all material respects as of the Closing Date, or if there have been any changes, a description thereof;

                   (e) all proper instruments as shall be reasonably required for the assignment to Mack-Cali of all right, title and interest (if any) of RMC in and to any award or payment made, or to be made, on account of (i) any damage to the Property or any part thereof by reason of change of grade or closing of any such street, road, highway or avenue, or (ii) any taking in condemnation or eminent domain of any part of the Property;

                   (f) a certificate signed by a member or manager of RMC to the effect that RMC is not a "foreign person" as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "CODE"), in order to avoid the imposition of the withholding tax payment pursuant to Section 1445 of the Code;

                   (g) all such transfer and other tax declarations and returns and information returns, duly executed and sworn to by RMC, as may be required of RMC by law in connection with the sale of the Property to Mack-Cali, including but not limited to Internal Revenue Service forms; and

                   (h) A counterpart original of an assignment and assumption of Seller's interest in the Service Contracts and the Licenses and Permits in the form attached hereto as EXHIBIT B (the "ASSIGNMENT"), duly executed by Seller, conveying and assigning to Purchaser all of Seller's right, title, and interest, if any, in the Service Contracts and the Licenses and Permits;

                   (i) such other documents as may be reasonably required or appropriate to effectuate the consummation of the transaction contemplated by this Agreement.

         8.3 On the Closing Date, Mack-Cali shall, at its sole cost and expense, deliver or cause to be delivered to RMC the following:

                   (a) the Consideration set forth in Section 2.1 of this Agreement;

                   (b) a certificate indicating that the representations and warranties of Mack-Cali made in this Agreement are true and correct as of the Closing Date, or if there have been any changes, a description thereof; and

                   (c) such other documents as may be reasonably required or appropriate to effectuate the consummation of the transaction contemplated by this Agreement.

         8.4 RMC shall pay all state or county documentary stamps or transfer taxes and recording fees and charges necessary or required in order for the Deed to be recorded in the appropriate county register's or recorder's office. Mack-Cali shall pay all title insurance premiums and examination fees and the costs (if any) of its due diligence investigations, except as may specifically be provided for herein. Each party shall be responsible for its own attorney's fees and one-half (1/2) of any reasonable escrow fees. The provisions of this
Section 8.4 shall survive the Closing.

9.       ADJUSTMENTS

         9.1 The real estate taxes due and payable with respect to the Property for the fiscal/calendar year in which the Closing occurs shall be apportioned as of midnight on the date preceding the Closing. If the Closing Date shall occur before the tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation, and if subsequent to the Closing Date, the real estate taxes (by reason of change in either assessment or rate or for any other reason) for the Property shall be determined to be higher or lower than those that are apportioned, a new computation shall be made, and RMC agrees to pay Mack-Cali any increase shown by such recomputation and VICE VERSA.

         9.2 Except as otherwise provided in this Agreement, the adjustments shall be made in accordance with the customs in respect to title closings in the State of New York. Any errors in calculations or adjustments shall be corrected or adjusted as soon as practicable after the Closing.

         9.3       The provisions of this Section 9 shall survive the Closing
Date.


10.      CONDITIONS PRECEDENT TO CLOSING

         10.1 The obligations of RMC under this Agreement to convey the Property and to perform the other covenants and obligations to be performed by RMC on or before the Closing Date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by RMC):

                   (a) The representations and warranties made by Mack-Cali herein shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date;

                   (b) RMC shall have performed all covenants and obligations undertaken by RMC herein in all respects and complied with all conditions required by this Agreement to be performed or complied with by it on or before the Closing Date; and

                   (c) Mack-Cali shall have delivered to RMC all of the documents provided herein for said delivery.

         10.2 The obligations of Mack-Cali to purchase the Property and to perform the other covenants and obligations to be performed by Mack-Cali on or before the Closing Date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Mack-Cali):

                   (a) The survey of the Property shall include a certification to Mack-Cali and its successors and assigns;

                   (b) The representations and warranties made by RMC herein shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date;

                   (c) RMC shall have performed all covenants and obligations undertaken by RMC herein in all respects and complied with all conditions required by this Agreement to be performed or complied with by it on or before the Closing Date;

                   (d) The Title Company is unconditionally prepared to issue a Title Policy meeting the requirements for an "insurable title" as set forth in
Section 3.3 hereof;

                   (e) The Property shall be in compliance with all Environmental Laws;

                   (f) RMC shall have delivered to Mack-Cali all of the documents provided herein for said delivery.


11.      ASSIGNMENT OF THIS AGREEMENT

         Mack-Cali may not assign its rights under this Agreement except (i) to a subsidiary or subsidiaries which are wholly-owned, directly or indirectly, by Mack-Cali, or (ii) to a partnership in which any such wholly-owned subsidiary or subsidiaries owns, either directly or indirectly, at least seventy-five (75%) percent of the profits, losses and cash flow thereof, and controls the management of the affairs of such partnership (any such entity, a "PERMITTED ASSIGNEE"). In the event of an assignment by Mack-Cali to a Permitted Assignee, Mack-Cali shall have the right at Closing to direct RMC to convey the Deed and such other closing instruments to such Permitted Assignee. Notwithstanding the foregoing, Mack-Cali shall not be relieved of its obligations under this Agreement. Any other assignment or attempted assignment shall constitute a default hereunder and shall be deemed null and void and of no force and effect.

12.      BROKER

         Mack-Cali and RMC represent that they have not dealt with any brokers, finders or salesmen in connection with this transaction, and agree to indemnify, defend and hold the other party harmless from and against any and all loss, cost, damage, liability or expense (including reasonable attorneys' fees) which either party may sustain, incur or be exposed to by reason of any claim for fees or commissions made through the other party. The provisions of this Section shall survive the Closing or other termination of this Agreement.

13.      CONDEMNATION

         13.1 In the event that, prior to the Closing, RMC shall become aware of the institution or threatened institution of any proceeding (judicial, administrative or otherwise), by eminent domain or otherwise, which proposes to affect a material portion of the Property, RMC shall give notice (the "CONDEMNATION NOTICE") to Mack-Cali promptly thereafter. Within fifteen (15) days following receipt of the Condemnation Notice, Mack-Cali shall have the right and option to terminate this Agreement by giving RMC written notice thereof.

         13.2 Any damage to or destruction of the Property as a result of a taking by eminent domain shall be deemed "material" for purposes of this Section if the estimate of the damage, which estimate shall be performed by an insurance adjuster and Mack-Cali's architect, shall exceed three (3%) percent of the Consideration. In the event that Mack-Cali shall elect to terminate this Agreement in accordance with this Section, neither party shall have any further liability or obligations to the other. In the event that Mack-Cali shall not elect to terminate this Agreement, RMC shall promptly assign all proceeds of such taking to Mack-Cali, the same shall be Mack-Cali's sole property, and Mack-Cali shall have the sole right to settle any claim in connection with the Property.

14.      PUBLICATION; CONFIDENTIALITY

         14.1 Mack-Cali shall have the right to make such public announcements or filings with respect to the transaction contemplated by this Agreement as Mack-Cali may deem reasonably prudent; PROVIDED, HOWEVER, that Mack-Cali shall not issue any such announcement without the prior approval of RMC as to the text of the announcement, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Mack-Cali shall, without the prior approval of RMC, be entitled to make such filings or announcements as may be necessary upon the advice of counsel or as required by law.

         14.2 Without the prior written consent of the other party, until Mack-Cali shall make a public announcement as provided in Section 13.1, neither Mack-Cali nor RMC shall disclose, and RMC and Mack-Cali will direct their respective representatives, employees, agents and consultants not to disclose, to any person or entity the fact that Mack-Cali and RMC have entered into an agreement to convey the Property or any of the terms, conditions or other facts with respect to this Agreement. Notwithstanding the foregoing, either party may disclose those terms and conditions which are required to be disclosed pursuant to law or in order to comply with this Agreement; PROVIDED, HOWEVER, that the disclosing party (i) shall use its best efforts to limit the disclosure to the information necessary, (ii) shall advise any party to whom disclosure is made that said terms and conditions are subject to a confidentiality requirement, and
(iii) shall obtain
the agreement of said party to keep any information disclosed to it as confidential. In the event of a breach of the provisions of this Section 14, the non-breaching party shall be entitled to all of its rights and remedies under this Agreement, at law and/or in equity.

15.      REMEDIES

         15.1 In the event that Mack-Cali fails to perform on the Closing Date, this Agreement shall terminate and neither party shall have any further rights or obligations hereunder, except that RMC shall be entitled to such remedies which it may have against Mack-Cali under this Agreement, at law, or in equity by reason of Mack-Cali's default.

         15.2 (a) If, after complying with the terms of this Agreement, RMC shall be unable to convey the Property in accordance with the terms of this Agreement, then the sole obligation and liability of RMC shall be to perform in accordance with Section 3.7, following which this Agreement shall be deemed canceled and the parties hereto shall be released of all obligations and liabilities under this Agreement, except for those provisions which are expressly stated to survive the cancellation or termination of this Agreement.

                   (b) In the event of any default on the part of RMC or RMC's failure to comply with any representation, warranty or agreement by RMC in any material respect, Mack-Cali shall be entitled (i) to terminate this Agreement upon notice to RMC, in which event neither party shall thereafter have any further obligations under this Agreement, except as otherwise provided herein;
(ii) to commence an action against RMC seeking specific performance of RMC's obligations under this Agreement; (iii) to pursue all of its remedies under this Agreement, at law or in equity; or (iv) to do any or all of the above.

         15.3 The acceptance of the Deed by Mack-Cali shall be deemed a full performance and discharge of every agreement and obligation of RMC required to be performed under this Agreement, except those provisions which are expressly stated in this Agreement to survive the Closing or which, by their terms, cannot be performed or complied with until after the Closing.

         15.4 The provisions of this Section 15 shall survive the Closing or earlier termination of this Agreement.


16.      NOTICES

         16.1 All notices, demands, requests, or other writings (individually, a "NOTICE" and collectively, "NOTICES") required to be given or made or sent under this Agreement, or which may be given or made or sent, by either party hereto to the other, shall be in writing and shall be delivered by using any nationally-recognized overnight delivery service with all transmittal fees prepaid, properly addressed, and sent to the following:

         IF TO MACK-CALI:           Mack-Cali Realty Acquisition Corp.
                                    11 Commerce Drive
                                    Cranford, New Jersey 07016
                                    Attn:  Roger W. Thomas, General Counsel
                                    Tel:   (908) 272-8000
                                    Fax:   (908) 497-0475

         with a separate notice to: Attn:  Mitchell E. Hersh, CEO
                                    Tel:   (908) 272-8000
                                    Fax:   (908) 272-6755


         IF TO RMC:
                                    Robert Martin Company, LLC
                                    100 Clearbrook Road
                                    Elmsford, New York 10523
                                    Attn:  Martin S. Berger
                                    Tel:   (914) 592-4800
                                    Fax:   (914) 592-4836

                  with a copy to:   Robert Martin Company, LLC
                                    100 Clearbrook Road
                                    Elmsford, New York  10523
                                    Attn:  Lloyd I. Roos, Esq.
                                    Tel:   (914) 593-7918
                                    Fax:   (914) 592-5486

or to such other address as either party may from time to time designate by written notice to the other. Notices given by overnight delivery service as aforesaid shall be deemed given and effective when received or when delivery is refused, and the records of the delivery service shall be conclusive with respect to the date of receipt or refusal of delivery. Notices may be given by counsel for the parties described above, and such Notices shall be deemed given by said party for all purposes hereunder.

         16.2 Any Notice which, pursuant to this Agreement, requires a response within a certain number of days or gives the other party certain rights if said party responds within a certain number of days shall set forth such requirement or right in order for the Notice to be effective.

17.      MISCELLANEOUS

         17.1 If any instrument or deposit is necessary in order to obviate a defect in or objection or exception to title, the following shall apply: (a) any such instrument shall be in such form and shall contain such terms and conditions as may be required by the Title Company to omit any defect, objection or exception to title, (b) any such deposit shall be made with the Title

Company, and (c) RMC agrees to execute, acknowledge and deliver any such instrument and to make any such deposit.

         17.2 This Agreement (a) constitutes the entire agreement between the parties and incorporates and supersedes all prior negotiations and discussions between the parties, (b) cannot be amended, waived or terminated orally, but only by an agreement in writing signed by the party to be charged,
(c) shall be interpreted and governed by the laws of the State of New York, and
(d) shall be binding upon the parties hereto and their respective successors and assigns.

         17.3 The caption headings in this Agreement are for convenience only, are not intended to be part of this Agreement, and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

         17.4 From time to time, each party shall execute, acknowledge and deliver such further instruments, and perform such additional acts, as the other party may reasonably request in order to effectuate the intent of this Agreement, and the foregoing requirement shall survive the Closing. Nothing contained in this Agreement shall be deemed to create any rights or obligations of partnership, joint venture or similar association between RMC and Mack-Cali. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against RMC, Mack-Cali or the party whose counsel drafted this Agreement.

         17.5 This Agreement shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.

         17.6 All references herein to any section, Schedule or Exhibit shall be to the sections of this Agreement and to the schedules and exhibits annexed hereto unless the context clearly dictates otherwise. All of the Schedules and Exhibits annexed hereto are, by this reference, incorporated herein.

         17.7 In the event of any litigation or alternative dispute resolution between RMC and Mack-Cali in connection with this Agreement or the transaction contemplated herein, the non-prevailing party in such litigation or alternative dispute resolution shall be responsible for the payment of all expenses and reasonable attorneys' fees incurred by the prevailing party.

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                                       21

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    ROBERT MARTIN COMPANY,  LLC
                                    A NEW YORK LIMITED LIABILITY COMPANY

                                            By:   /s/ Martin  Berger
                                                ------------------------------
                                                  Name: Martin Berger
                                                  Title: Manager

                                    MACK-CALI REALTY ACQUISITION CORP.
                                    A DELAWARE CORPORATION


                                    By:    /s/ Roger W. Thomas
                                        ----------------------------------
                                           Name:  Roger W. Thomas
                                           Title: Executive Vice President

                                       22